Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Third Quarter and Nine Months 2012 Financial and Operating Results

Record Royalty Revenue for Third Quarter

Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--November 8, 2012--Sucampo Pharmaceuticals, Inc. (“Sucampo”), (NASDAQ: SCMP), a global pharmaceutical company, today reported its consolidated financial results for the quarter and nine months periods ended September 30, 2012.

For the third quarter of 2012, total revenue grew approximately 8%, to $15.5 million from $14.4 million for the same period in 2011. For the first nine months of 2012, total revenue grew by 15%, to $46.6 million from $40.5 million during the same period in 2011. Net sales of AMITIZA®, as reported to us by our partner, Takeda, increased 24.2%, to $71.5 million, for the third quarter of 2012, compared to $57.6 million in the same period of 2011. During the third quarter of 2012, R&D and G&A expenses declined, while selling and marketing expenses increased, reflecting continued investment in business growth and a focus on continued productivity.

“Sucampo accomplished several milestones this quarter that allowed us to fulfill our mission of bringing prostone-based medicines to patients who need them around the world. We achieved approval of AMITIZA in Japan, bringing us one step closer to the launch in the Japanese market. We also were granted approval of AMITIZA in the U.K., and made progress on our commercialization plans for that market and Switzerland. Sales of AMITIZA in the United States grew 24% for the third quarter, indicating that the product continues to grow steadily six years after launch. We were also excited to receive priority review status from the FDA for our sNDA filing of AMITIZA for opioid-induced constipation, or OIC. For RESCULA®, we moved closer to approval of a revised label and launch of the product in the United States,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chair of the Board and Chief Executive Officer of Sucampo. “Sucampo also made significant progress in advancing our deep pipeline of prostone-based compounds and in lifecycle management of our existing products, with initiation of a phase 1 trial for cobiprostone and the finalization of plans for phase 2 and 3 studies for our compound SPI-017 and AMITIZA in pediatrics, respectively.”

Sucampo reported a net loss of $5.9 million, or $0.14 per diluted share, for the third quarter of 2012 compared to a net loss of $4.1 million, or $0.10 per diluted share, for the third quarter of 2011. Sucampo reported a net loss of $8.7 million, or $0.21 per diluted share, for the first nine months of 2012, compared to a net loss of $20.0 million, or $0.48 per diluted share, for the prior year period. The primary driver of the net loss was a tax provision of $3.8 million for the third quarter of 2012 compared to a tax provision of $0.2 million for the third quarter of 2011. The increase in the tax provision was primarily driven by tax expense on pre-tax profits in our US & Japanese subsidiaries, partially offset by a net discrete benefit related to our intellectual property transfer.

For the third quarter of 2012, income from operations was a loss of $1.6 million, a decrease of $2.9 million or 63%, compared to a loss from operations of $4.5 million for the third quarter of 2011. For the first nine months of 2012, income from operations was a loss of $4.6 million, a decrease of $16.7 million or 78%, compared to a loss from operations of $21.3 million in the same period last year.

Recent Operational Highlights –

  As reported previously, the Japanese Ministry of Health, Labor and Welfare approved lubiprostone (AMITIZA) for the treatment of chronic constipation (CC) (excluding constipation caused by organic diseases), Japan’s first-ever approval of a prescription drug for this indication. Following reimbursement negotiations with the Japanese regulatory authorities, we expect our partner, Abbott Japan, Ltd., to launch the product later this month to primary care and specialist physicians. This event will trigger a $15.0 million milestone payment to Sucampo.
  In July, Sucampo filed a supplemental new drug application (sNDA) with the FDA for a new indication for AMITIZA for the treatment of OIC in patients with chronic, non-cancer pain. This is the first oral product to be filed with the FDA for this indication. In September, the FDA confirmed that the filing has been accepted for priority review, with an action date of late January 2013.
  Also as previously reported in September, the United Kingdom approved AMITIZA for the treatment of chronic idiopathic constipation (CIC).
  For RESCULA, during the quarter, Sucampo awaits a complete response letter from the FDA, currently anticipated to be received by the end of 2012. The FDA’s action will reflect discussions with the FDA concerning updates to the product’s label and clearance of the manufacturer’s, R-Tech Ueno, Ltd, facility. Sucampo plans to launch RESCULA in the U.S. shortly after the approval of the sNDA. We continue to evaluate the opportunities to obtain an appropriate label in the E.U. and other European countries, and the timing of seeking reauthorization in these countries to commercialize unoprostone isopropyl.
  As mentioned during our September Analyst Meeting, Sucampo initiated a phase 1 trial of SPI-8811 (cobiprostone oral spray), whose target indication is prevention of oral mucositis. The phase 1 trial is designed to investigate the tolerability, safety, and pharmacokinetic profile of an oral spray formulation of SPI-8811 after its single oral cavity administration in Japanese healthy adult volunteers. The trial is continuing and we expect it to conclude in the first quarter of 2013. Oral mucositis, an inflammation of the oral mucosa which includes symptoms of severe mouth pain, sores, infection, and dehydration, is a common toxicity of cancer treatments and is an area of unmet medical need.
  Additionally, Sucampo continued to plan for the initiation of a phase 2 study in the first quarter of 2013 for SPI-017. The target indication for this compound will be the management of symptoms associated with severe lumbar spinal stenosis. Lumbar spinal stenosis is caused by degenerative change in the lumbar spine, and is a very common disease observed in the growing aging population.
  As was described at our September Analyst Meeting, we have continued to plan for another indication for lubiprostone, or AMITIZA, for pediatric functional constipation. In addition, we are undertaking development of a new liquid formulation of AMITIZA. This liquid formulation is significant because it can potentially allow us to provide AMITIZA to new patient populations who may need it but cannot swallow the current gel cap formulation. In support of a pediatric indication, in the first quarter of 2013 we will be initiating a phase 3 pediatric functional constipation trial in the US, Canada, and Europe. Takeda will fund a significant amount of the development costs for the pediatric indication, and 100% of the development costs for the new, liquid formulation.

Key Value Drivers

Sucampo management today reported that it has met four of its 2012 AMITIZA-related value drivers:

  In September, AMITIZA was approved by the United Kingdom’s Medicines and Healthcare products Regulatory Agency for the treatment of CIC.
  In June, AMITIZA received regulatory approval in Japan for the treatment of CC (excluding constipation caused by organic disease).
  In July, we filed an sNDA with the FDA for the treatment of OIC in patients with chronic, non-cancer pain, which has been accepted for priority review.
  In July, we received the binding decision from the International Court of Arbitration, International Chamber of Commerce (ICC), which has concluded our dispute with Takeda.

Management confirmed that it continues to pursue the following 2012 and early 2013 AMITIZA-related value drivers:

  In Japan, we expect our partner, Abbott Japan, Ltd., to conduct a comprehensive launch of the product later this month to primary care and specialist physicians.
  In Switzerland, we have concluded pricing negotiations with the authorities for an appropriate reimbursement price for the treatment of CIC and plan to actively market AMITIZA there beginning in early 2013.
  In the UK, we intend to market AMITIZA in the first quarter of 2013.
  In the U.K. and Switzerland, we expect to file with regulatory agencies for approval of the OIC indication.

Management also confirmed continuing efforts to achieve this 2012 and early 2013 RESCULA-related value driver:

  In the U.S., we expect to obtain further improvements in the label during the fourth quarter of 2012 to fully reflect current scientific understanding in advance of the RESCULA launch shortly thereafter.

Financial Results for the Quarter and First Nine Months of 2012

For the third quarter of 2012, Sucampo reported total revenue of $15.5 million compared to $14.4 million for the same period in 2011, a growth of 7.8%. The key components of revenue for the third quarter included product royalty revenue of $13.9 million and R&D revenue of $0.7 million, which compare to $10.6 million and $2.9 million, respectively, in the same period of 2011. For the first nine months of 2012, Sucampo reported total revenue of $46.6 million, compared to $40.5 million for the same period in 2011, a growth of 15.0%. The key components of total revenue for the nine month period were product royalty revenue of $36.5 million and R&D revenue of $6.4 million, which compares to $30.7 million and $6.6 million, respectively, for the same period of 2011. The decrease in R&D revenue in the third quarter was primarily due to lower activity associated with the completion of the phase 3 OIC trial for AMITIZA. Net sales of AMITIZA, as reported to us by our partner, increased 24.2%, to $71.5 million, for the third quarter of 2012, compared to $57.6 million in the same period of 2011. The increase in AMITIZA net sales was primarily due to both volume and price increases, compared to the third quarter of 2011, as reported to us by our partner.

Operating Expenses

R&D expenses were $5.6 million for the third quarter of 2012, compared to $8.7 million for the third quarter of 2011. For the first nine months of 2012, R&D expenses were $14.2 million, compared to $25.8 million for the same period of 2011. For both periods, the decrease was primarily due to higher expenses in 2011 associated with the phase 3 trial of lubiprostone for OIC patients.

G&A expenses were $7.3 million for the third quarter of 2012, compared to $7.9 million for the third quarter of 2011. G&A expenses were $22.6 million for the first nine months of 2012, compared to $29.3 million for the prior year period. For both periods, the decrease in G&A expense was primarily due to lower legal, consulting and other professional expenses as a result of the conclusion of certain legal matters, partially offset by increases in corporate marketing and branding and staff organizations to support business growth.

Selling and marketing expenses were $4.3 million for third quarter of 2012, compared to $2.2 million for the third quarter of 2011. Selling and marketing expenses were $14.5 million for the first nine months of 2012 compared to $6.7 million for the prior year period. The increase in selling and marketing expenses relates primarily to some non-recurring pre-commercialization planning activities for AMITIZA and RESCULA.

Income from Operations

For the third quarter of 2012, income from operations was a loss of $1.6 million, a decrease of $2.9 million or 63%, compared to a loss from operations of $4.5 million for the third quarter of 2011. For the first nine months of 2012, income from operations was a loss of $4.6 million, a decrease of $16.7 million or 78%, compared to a loss from operations of $21.3 million in the same period last year.

Non-Operating Income (Expense)

Non-operating expenses were $0.5 million for the third quarter of 2012, compared to income of $0.6 million for the same period in 2011. The third quarter of 2012 includes a foreign exchange gain of $8,000 compared to a gain of $1.2 million in the same period in 2011. Non-operating expenses were $0.9 million for the nine months ended September 30, 2012, compared to $3.7 million for the same period in 2011. Non-operating expenses for the nine months ended September 30, 2012, included a foreign exchange gain of $0.7 million, compared to foreign exchange loss of $2.0 million for the same period 2011.

Net Loss

Net loss for the third quarter of 2012 was $5.9 million, compared to net loss of $4.1 million for the same period in 2011. Net loss for the first nine months of 2011 was $8.7 million, compared to a net loss of $20.0 million for the same period in 2011.

Comprehensive Loss

Comprehensive loss for the third quarter of 2012 was $6.1 million, compared to comprehensive loss of $6.1 million for the same period in 2011. Comprehensive loss for the first nine months of 2012 was $10.4 million, compared to comprehensive loss of $18.7 million for the same period in 2011.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At September 30, 2012, cash, cash equivalents, restricted cash and investments were $82.1 million, compared to $93.4 million at December 31, 2011. At September 30, 2012, notes payable were $61.2 million, compared to $59.6 million at December 31, 2011. These include current notes payable of $20.3 million at September 30, 2012, compared to $20.4 million at December 31, 2011.

Conversion of Class B common stock

On August 30, 2012, Sucampo announced that its majority shareholder and only holder of its class B common stock, S&R Technology Holdings, LLC, or S&R, had converted all of its 26,191,050 issued and outstanding shares of Sucampo’s class B common stock into shares of Sucampo’s class A common stock. S&R held all of Sucampo’s class B common stock. Class B common stock holders were entitled to ten votes per share while class A common stock holders were entitled to one vote per share. Sucampo’s articles of incorporation permit the holder of class B common stock to convert the shares of class B common stock into shares of class A common stock at any time and on a one-for-one basis. As a result of the conversion, there is now only a single class of Sucampo’s common stock outstanding, totaling 41,905,364 shares, each of which is entitled to one vote per share.

Board Classification

In accordance with Sucampo’s articles of incorporation, upon the date of the conversion of the class B stock to class A stock, Sucampo’s Board of Directors was automatically divided into three classes. All directors within a class have the same three-year term of office. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of director classes expire in 2013 (Class I directors), 2014 (Class II directors), and 2015 (Class III directors).

Stock Repurchase Plan

In September 2011, the Board of Directors approved a program to repurchase our class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. On November 2, 2012, our Board authorized the increase of the amount of the program up to an aggregate of $5.0 million. During the third quarter of 2012, we repurchased 123,135 shares at a cost of $555,809.

Company to Host Conference Call Today

In conjunction with this third quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 866-788-0545 (domestic) or 857-350-1683 (international), and provide the participant passcode 34887168, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 21448920.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl (RESCULA®)

Sucampo holds development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People’s Republic of China. Unoprostone isopropyl (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the United States. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone 24 mcg twice daily is indicated for the treatment of chronic idiopathic constipation. In the U.K., lubiprostone 24 mcg twice daily is indicated for the treatment of chronic idiopathic constipation and associated symptoms in adults.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones was first discovered by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman, Chief Executive Officer, and co-founder. Prostones, naturally occurring fatty acid metabolites that have emerged as promising compounds with unique physiological activities, can be targeted for the treatment of unmet or underserved medical needs. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product launch or regulatory approval, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; competitive products entering the markets in which Sucampo’s products are marketed; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; and the exposure to litigation and/or regulatory actions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's Form 10-K for the year ended December 31, 2011, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues:
Research and development revenue	$737	$2,885	$6,418	$6,591
Product royalty revenue	13,890	10,563	36,521	30,724
Co-promotion revenue	730	769	3,253	2,768
Contract and collaboration revenue	139	155	433	463
Total revenues	15,496	14,372	46,625	40,546

Operating expenses:
Research and development	5,615	8,725	14,202	25,838
General and administrative	7,256	7,926	22,598	29,317
Selling and marketing	4,278	2,243	14,474	6,689
Total operating expenses	17,149	18,894	51,274	61,844

Loss from operations	(1,653)	(4,522)	(4,649)	(21,298)
Non-operating income (expense):
Interest income	68	35	118	160
Interest expense	(596)	(619)	(1,780)	(1,844)
Other income (expense), net	8	1,224	727	(2,033)
Total non-operating income (expense), net	(520)	640	(935)	(3,717)

Loss before income taxes	(2,173)	(3,882)	(5,584)	(25,015)
Income tax provision	(3,776)	(196)	(3,112)	5,009
Net loss	$(5,949)	$(4,078)	$(8,696)	$(20,006)

Net loss per share:
Basic net loss per share	$(0.14)	$(0.10)	$(0.21)	$(0.48)
Diluted net loss per share	$(0.14)	$(0.10)	$(0.21)	$(0.48)
Weighted average common shares outstanding - basic	41,678	41,877	41,697	41,864
Weighted average common shares outstanding - diluted	41,678	41,877	41,697	41,864

Comprehensive loss:
Net loss	$(5,949)	$(4,078)	$(8,696)	$(20,006)
Other comprehensive income (loss):
Unrealized gain on investments, net of tax effect	28	100	23	108
Foreign currency translation	(175)	(2,121)	(1,767)	1,161
Comprehensive income (loss)	$(6,096)	$(6,099)	$(10,440)	$(18,737)

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$57,246	$50,662
Investments, current	6,229	24,452
Product royalties receivable	13,346	10,795
Unbilled accounts receivable	571	2,036
Accounts receivable, net	1,235	4,616
Prepaid and income taxes receivable	3,316	2,845
Deferred tax assets, current	33	163
Deferred charge, current	673	3,057
Restricted cash, current	15,113	15,113
Prepaid expenses and other current assets	2,611	1,177
Total current assets	100,373	114,916

Investments, non-current	-	998
Property and equipment, net	1,563	1,669
Intangibles assets, net	7,660	8,364
Deferred tax assets, non-current	1,728	2,089
Deferred charge, non-current	5,381	26,751
Restricted cash, non-current	3,548	2,129
Other assets	878	653
Total assets	$121,131	$157,569

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,455	$6,978
Accrued expenses	8,800	13,648
Deferred revenue, current	3,841	3,888
Deferred tax liability, current	51	2,167
Notes payable, current	20,300	20,400
Total current liabilities	36,447	47,081

Notes payable, non-current	40,883	39,227
Deferred revenue, non-current	7,101	7,045
Deferred tax liability, non-current	5,125	23,019
Other liabilities	2,211	2,603
Total liabilities	91,767	118,975

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2012 and December 31, 2011; no shares issued and outstanding at September 30, 2012 and December 31, 2011	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2012 and December 31, 2011; 41,901,785 and 15,690,780 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	419	157
Class B common stock, $0.01 par value; 0 and 75,000,000 shares authorized at September 30, 2012 and December 31, 2011; 0 and 26,191,050 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	-	262
Additional paid-in capital	61,723	59,957
Accumulated other comprehensive income	16,110	17,854
Treasury stock, at cost; 310,122 and 186,987 shares at September 30, 2012 and December 31, 2011,	(1,256)	(700)
respectively	(47,632)	(38,936)
Accumulated deficit	29,364	38,594
Total liabilities and stockholders' equity	$121,131	$157,569

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended September 30, 2012
Research and development revenue	$665	$72	$-	$737
Product royalty revenue	13,890	-	-	13,890
Co-promotion revenue	730	-	-	730
Contract and collaboration revenue	141	(15)	13	139
Total revenues	15,426	57	13	15,496
Research and development expenses	2,239	2,543	833	5,615
Depreciation and amortization	122	242	10	374
Other operating expenses	9,677	1,161	322	11,160
Income (loss) from operations	3,388	(3,889)	(1,152)	(1,653)
Interest income	65	3	-	68
Interest expense	-	(556)	(40)	(596)
Other non-operating income (expense), net	34	165	(191)	8
Income (loss) before income taxes	$3,487	$(4,277)	$(1,383)	$(2,173)
Capital expenditures	$41	$-	$-	$41

Three Months Ended September 30, 2011
Research and development revenue	$2,658	$-	$227	$2,885
Product royalty revenue	10,563	-	-	10,563
Co-promotion revenue	769	-	-	769
Contract and collaboration revenue	141	-	14	155
Total revenues	14,131	-	241	14,372
Research and development expenses	6,552	965	1,208	8,725
Depreciation and amortization	215	167	(6)	376
Other operating expenses	9,014	403	376	9,793
Loss from operations	(1,650)	(1,535)	(1,337)	(4,522)
Interest income	32	2	1	35
Interest expense	-	(576)	(43)	(619)
Other non-operating income (expense), net	(10)	1,463	(229)	1,224
Loss before income taxes	$(1,628)	$(646)	$(1,608)	$(3,882)
Capital expenditures	$15	$3	$86	$104

Nine Months Ended September 30, 2012
Research and development revenue	$5,878	$74	$466	$6,418
Product royalty revenue	36,521	-	-	36,521
Co-promotion revenue	3,253	-	-	3,253
Contract and collaboration revenue	424	(30)	39	433
Total revenues	46,076	44	505	46,625
Research and development expenses	6,250	5,405	2,547	14,202
Depreciation and amortization	366	709	30	1,105
Other operating expenses	32,475	2,576	916	35,967
Income (loss) from operations	6,985	(8,646)	(2,988)	(4,649)
Interest income	105	12	1	118
Interest expense	-	(1,656)	(124)	(1,780)
Other non-operating income (expense), net	67	82	578	727
Income (loss) before income taxes	$7,157	$(10,208)	$(2,533)	$(5,584)
Capital expenditures	$293	$3,445	$-	$3,738

Nine Months Ended September 30, 2011
Research and development revenue	$5,555	$-	$1,036	$6,591
Product royalty revenue	30,724	-	-	30,724
Co-promotion revenue	2,768	-	-	2,768
Contract and collaboration revenue	424	-	39	463
Total revenues	39,471	-	1,075	40,546
Research and development expenses	19,465	2,352	4,021	25,838
Depreciation and amortization	668	325	33	1,026
Other operating expenses	33,232	807	941	34,980
Loss from operations	(13,894)	(3,484)	(3,920)	(21,298)
Interest income	155	3	2	160
Interest expense	-	(1,719)	(125)	(1,844)
Other non-operating income (expense), net	(21)	(1,779)	(233)	(2,033)
Loss before income taxes	$(13,760)	$(6,979)	$(4,276)	$(25,015)
Capital expenditures	$93	$6,003	$188	$6,284

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com
or
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com